Exhibit 10.12
Amended and Restated Unsecured Promissory Note

October 1, 2024 (the “Restatement Date”)	Principal Amount: $1,000,000

In exchange for the principal sum of one million dollars ($1,000,000) (the “Principal Amount”) loaned to Innventure, LLC, a Delaware limited liability company (the “Borrower”), by John Scott, an individual (the “Lender”), the Borrower hereby promises to pay to the Lender the Principal Amount, together with accrued interest thereon pursuant to the terms and conditions set forth in this note (this “Note”).

1.    Prior Note.  Pursuant to that certain Unsecured Promissory Note dated as of August 22, 2024 (the “Prior Note”), the Lender previously lent $2,000,000 to the Borrower.  On or about the date hereof, the Lender has been paid $1,000,000 of the principal outstanding under the Prior Note, and the parties agree to amend and restate the Prior Note as set forth herein.  Any amounts disbursed pursuant to the Prior Note are deemed to be the “Loan” for the purposes hereof.

2.    [Reserved].

3.    Interest. From August 22, 2024 to but excluding the Restatement Date, interest accrued on the principal outstanding under the Prior Note at a rate of 11.5% per annum, and from and after the Restatement Date, interest shall accrue on the outstanding Principal Amount at the rate of thirteen and half percent (13.5%) per annum. Such interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

4.    Payment. The Borrower shall repay the outstanding Principal Amount of this Note and accrued interest thereon on January 31, 2025 (the “Maturity Date”).

5.   [Reserved].

6.    Prepayment. The Borrower shall have the right at any time and from time to time to prepay this Note in whole or in part without premium or penalty prior to the Maturity Date.

7.    Default. If the Borrower fails to pay any amount due under this Note, such failure shall constitute an event of default under this Note (an “Event of Default”); provided that if any such payment is not then permitted under that certain Loan and Security Agreement, dated as of October 1, 2024, by and among the Borrower and each of WTI Fund X, Inc. and WTI Fund XI, Inc., each as a lender, as amended from time to time, then the failure to make such payment shall not constitute an Event of Default.

8.    Remedies. No delay or omission on part of the Lender in exercising any right hereunder shall operate as a waiver of any such right or of any other right of the Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

9.    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT/HE AND THE PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.  Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time any interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on the Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, any rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and credited to the principal balance of such Loan, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased to the extent necessary to comply with the applicable usury laws, but so as to permit the recovery of the fullest amount otherwise due under this Note.

12.  Amendment; Waiver. This Note may only be amended by a written instrument signed by both parties. No waiver of any provision of this Note shall be effective unless it is in writing and signed by the party waiving such provision. No waiver of any provision of this Note shall be construed as a waiver of any other provision or of the same provision on another occasion.

13.  Assignment. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

14.  Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

15.  Amendment and Restatement. This Note renews, amends, restates, and supersedes the Prior Note, and no novation of the indebtedness evidenced thereby is intended nor shall any such novation be deemed to have occurred on account of the execution and delivery of this Note or otherwise.  Upon execution and delivery of this Note, the Prior Note shall be deemed superseded, replaced, and no longer in effect.

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written.

INNVENTURE, LLC

By:	/s/ Gregory W. Haskell
Name:	Gregory W. Haskell
Title:	Chief Executive Officer
Email:	legalnotices@innventure.com

Acknowledged and agreed as of the date first written above:

/s/ John Scott

John Scott
Email: jscott@innventure.com